Exhibit 5

Squire, Sanders & Dempsey L.L.P.

4900 Key Tower

127 Public Square

Cleveland, Ohio 44114-1304

August 8, 2003

Anthony & Sylvan Pools Corporation

6690 Beta Drive

Mayfield Village, Ohio 44143

Re: Registration Statement on Form S-8

Gentlemen:

Reference is made to your Registration Statement on Form S-8 filed with the Securities and Exchange Commission on August 8, 2003 with respect to (i) 885,780 shares of common stock, without par value (“Common Stock”), of Anthony & Sylvan Pools Corporation issuable pursuant to the Anthony & Sylvan Pools Corporation 1999 Long-Term Incentive Plan and (ii) 585,640 shares of Common Stock of Anthony & Sylvan Pools Corporation issuable pursuant to the Anthony & Sylvan Pools Corporation 2001 Long-Term Incentive Plan (together, the “Plans”). We are familiar with the Plans, and we have examined such documents and certificates and considered such matters of law as we deemed necessary for the purpose of this opinion. We have assumed there will be a sufficient number of authorized shares available at the time of issuance of shares upon the exercise of options granted under the Plan.

Based upon the foregoing, we are of the opinion that the Common Stock issuable pursuant to the Plans, when issued in accordance with the provisions of the Plans, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations under such Act.

Respectfully submitted,

/s/ Squire, Sanders & Dempsey L.L.P.